Exhibit 99
FOR IMMEDIATE RELEASE:
CNB FINANCIAL SERVICES, INC. ANNOUNCES RESULTS FOR THE YEAR
     Thomas F. Rokisky, President/CEO of CNB Financial Services, Inc. (CNB), the parent company of CNB Bank, Inc. announced that CNB had consolidated net income of $2.1 million, or $4.82 per share for the year ended December 31, 2009, as compared to $2.7 million or $6.01 per share for the year ended December 31, 2008.
     CNB, with total assets at December 31, 2009 of $289.5 million, has two full service offices in Berkeley Springs, West Virginia with ATMs at both locations. The Bank also has three full service branch offices and ATMs in Berkeley County, West Virginia. Our Berkeley County office locations are in Hedgesville, south Martinsburg, and our newest branch in Falling Waters, West Virginia. The Bank also has a full service branch office and ATM located in Hancock, Maryland.

     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the 2010 outlook for earnings, revenues and expenses. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.